  EXHIBIT 10.1

Maybacks Global Entertainment To Launch Universal App and Expand Into Six Major Countries

Market Expansion Opportunity

This is an exciting time for shareholders at Authentic Holdings, Inc.

All of the four subsidiaries are making quantum leaps forward, which milestones we will share with our shareholders as they occur.

Today we will convey our outlook on what we perceive to be the vast opportunities that exist with Maybacks Global Entertainment.

Maybacks, when acquired back in May of 2023, had 21 channels of varying content. Today less than a year later boasts 56 channels of exclusive content, and we now also have 18 affiliate stations in major markets like WNYN in NYC, KVDH in Los Angeles and WDRL in Miami for example. One of our channels “Comfy TV is ranked in the top ten networks for 5 months in a row on the Facebook group “Cord Cutters”. Now we expect to add 20 more stations in major markets over the next 12 months. Our content is in constant demand, and this will fuel aggressive growth for years to come.

There are many station owners in major that are devoid of content, and without content advertising dollars are scarce. Maybacks is a major content provider, and unlike most networks we own all of our content. Owning our own content allows us to create revenue share agreements with other stations that are seeking out content in order to attract a larger audience which then in turn allows advertisers to place ads more readily on their network.

Content sharing agreements are not very easy to come by since most content is owned by the major players in both the “pay for” and “free TV” space, Maybacks will now become the major content provider to smaller networks. We are currently in discussions with several station owners to deploy revenue sharing arrangements that will have a multi-prong effect for  Maybacks by increasing its geographic footprint, audience and ultimately increase our “rates” for a 30 second advertisement in a dramatic way which will drive revenue and profit substantially.

Maybacks is at the forefront of the “free TV” movement. We are now utilizing the latest technologies, delivering uninterrupted high-quality broadcasts, modern user interface platforms and now will launch an app that will have a seamless user experience on both APK and iOS which have about 90% of the majority of the OS/UI platforms.

The APP and Exclusive Services Packages

The audience for free television, especially with OTA (“Over the Air”) is still to this day devoid of any way to control the fluidity of a program they are watching by being able to pause, fast forward or rewind.

For a short while Local BTV provided their audience a remote they sold for $14.95 which helped them build their audience along with the content that  Maybacks provided them in exchange for a Vast Tag rev share program that unfortunately never launched due to Local BTV going dark.

Taking matters into our own hands we decided to develop our own app rather than a remote and give it away for nothing rather than charging for it. Our app will be completed in three weeks and will give the user who downloads it to their Smart Phone the ability to pause, rewind, fast forward and also “slow mo” their programming.

We will advertise for ZERO cost our app across a spectrum of over 350 million homes with Smart TVs sitting in their homes. These Smart TVs are manufactured by two of our marketing partners in this case one being an extremely large TV Manufacturer and the other being a very large manufacturer of the “operating systems” for over 100 Smart TV manufacturers worldwide. They will both now carry our 56 channels under the iDream TV Network in exchange for our content and a Vast Tag partnership with us.

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It is our opinion that as our Vast Tag partners the relationship with these two entities will dwarf anything we had before in terms of global reach and revenue potential.

Our former Vast Tag rev share partnership with Local BTV projected over $4.5 million of yearly revenue which would have been our share of the Vast Tag revenue under the program. That was with  an audience limited to just the USA.

With the two new relationships we are now launching into the US, Canada, Mexico, China, Russia, India, and SE Asia This is a populus that just dwarfs anything we had before. The potential is enormous from the standpoint of just the Vast Tag revenue and does not include our subscription-based business which will follow on to the launch of the Smart TV app.

The subscription-based service will include unlimited access to the film and TV library and a Terabyte of storage for a price of $3.99 per month. There is no other independent network in the Free TV space that is offering what we can. Owning content is key. Being able to distribute it and monetize it is tantamount to everything else.

Maybacks will also launch a VOD and Cloud Storage service in conjunction with the 17,000 films and Serial television shows we own as part of the Goliath Motions Pictures acquisition we made in June of 2023.

We will also broadcast “live TV” and Pay Per View events in the not-too-distant future. We own our own live TV channel and PPV channel and we currently in negotiations to produce and broadcast a large global type PPV to be broadcast this coming Fall of 2024

On March 1st we will be broadcasting live “Ring of Combat” an MMA production on our “Toro TV network. It can be seen live by going to www.torotv.net at 8 PM EST this Friday night for the pre-fight and at 8:30 PM EST. We invite you all to watch it so you can see the quality of our production and the clarity of our broadcast.

Maybacks/iDreamTV is at the crossroads of becoming a major player in the world of “Free TV”. We are currently available on ROKU, Fire TV, Wise DV and Direct TV platforms.

We are extremely optimistic about the future of this company as well as our other subsidiaries. We look forward to keeping you apprised as we move further down the path towards a stronger P & L, Balance Sheet and stronger presence in the public markets.

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